Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces First Cash Dividend

Board Declares Quarterly Dividend of $0.19 per Share

Carmel, IN – November 30, 2012 – KAR Auction Services, Inc. (NYSE: KAR) (the “Company”) announced today that its Board of Directors has approved the initiation of a quarterly cash dividend on the Company’s common stock. The initial quarterly dividend of $0.19 per share will be paid on December 28, 2012 to stockholders of record at the close of business on December 19, 2012, representing an annualized dividend of $0.76 per share. This is the first dividend paid to stockholders in the Company’s history.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations, contractual restrictions, including restrictive covenants contained in the Company’s credit agreement, Automotive Finance Corporation’s securitization facilities and the indenture governing the Company’s outstanding debt securities, capital requirements and other factors that the Board of Directors deems relevant. Therefore, no assurance can be given as to whether any future dividends will be declared by the Board of Directors or the amount thereof.

The Company also announced that it has entered into an amendment to its credit agreement dated as of May 19, 2011. The amendment provides greater flexibility to the Company, including modifications to increase the amount of restricted payments (which include, among other things, dividends, stock buybacks and other payments made in respect of the Company’s equity securities) permitted to be paid under the terms of the credit agreement and modifications to a financial covenant to account for such greater flexibility.

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc. (“ADESA”), Insurance Auto Auctions, Inc. (“IAA”) and Automotive Finance Corporation (“AFC”). ADESA is a leading provider of wholesale used vehicle auctions with 68 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform. IAA is a leading salvage vehicle auction company with 162 sites across the United States and Canada. AFC is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 104 sites across the United States and Canada. Together, the Company provides a unique, comprehensive, end-to-end solution for its customers’ remarketing needs.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

###

2